EXHIBIT 99.1

AT THE COMPANY	ON THE WEB
Thomas G. Smith	www.forestcity.net

Executive Vice President,
Chief Financial Officer
216-621-6060

Thomas T. Kmiecik
Assistant Treasurer
216-621-6060

FOR IMMEDIATE RELEASE

FOREST CITY ANNOUNCES NEGOTIATIONS TO RESTRUCTURE FOREST CITY RATNER PORTFOLIO

CLEVELAND – August 3, 2006 — Forest City Enterprises, Inc. (NYSE:FCEA) (NYSE:FCEB) today announced that it is negotiating with Bruce C. Ratner to restructure their combined interest in a total of 30 retail, office and residential operating properties and certain service companies that currently are owned jointly by Forest City and Ratner. All of the properties included in this portfolio except one are located in the New York City metropolitan area. Currently Forest City owns a majority interest in its New York portfolio. Upon closing of the proposed transaction, Forest City will be entitled to substantially all of the remaining economic benefits of the underlying properties. The parties also are negotiating the restructuring of certain jointly owned projects under active development which will be valued when each development is completed. Beyond these development projects, Forest City will have the right to all future development.

In connection with the proposed transaction, Ratner will contribute his ownership interest and Forest City will contribute a portion of its ownership interest in the portfolio into a newly-formed limited liability company. Ratner will receive approximately $60 million in cash and 3.9 million units in the new limited liability company, although the mix of cash and units is still under consideration. This restructuring excludes the impact of any non-recourse debt related to these assets because it already is included in Forest City’s consolidated financial statements. Following a one-year lockup period, each of these units may be exchanged for one share of Forest City’s Class A Common Stock or, at Forest City’s option, cash equal to the then-current market price of the stock. For the first five years only, units that have not been exchanged will receive their proportionate share of an aggregate annual preferred payment of $2.5 million plus an amount equal to the dividends payable on Forest City stock. After five years, the annual preferred payment on the outstanding units will equal only the dividends payable on Forest City stock. In addition, Forest City will indemnify Ratner for any tax liability that he may incur as a result of the sale of any of these properties during the 12-year period following the closing of the transaction.

Forest City intends to conduct its New York operations in the same manner as it has for the past 20 years. Bruce Ratner will become an executive employee of Forest City and will continue to be the president and chief executive officer of Forest City Ratner Companies. In addition, upon closing of the proposed transaction, Ratner will become a member of Forest City’s Board of Directors.

The transaction is expected to be accretive to Forest City’s per share earnings before depreciation, amortization and deferred taxes (EBDT) in the long term but slightly dilutive (i.e. less than 2%) to EBDT per share in the near term.

Forest City’s Board of Directors has established a special committee of independent directors to consider and act upon the proposed transaction. The special committee has engaged Greenhill & Co., LLC as its adviser to evaluate the proposed transaction from a financial perspective.

Completion of the transaction is subject to the satisfactory conclusion of negotiations and obtaining certain consents.

Corporate Description

Forest City Enterprises, Inc. is a $7.8 billion NYSE-listed national real estate company. Forest City is principally engaged in the ownership, development, management and acquisition of commercial and residential real estate and land throughout the United States.

Safe Harbor Language

Statements made in this news release that state Forest City’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that Forest City’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, real estate development and investment risks, economic conditions in Forest City’s core markets, reliance on major tenants, the impact of terrorist acts, Forest City’s substantial leverage and the ability to service debt, guarantees under Forest City’s credit facility, changes in interest rates, continued availability of tax-exempt government financing, the sustainability of substantial operations at the subsidiary level, significant geographic concentration, illiquidity of real estate investments, dependence on rental income from real property, conflicts of interest, competition, potential liability from syndicated properties, effects of uninsured loss, environmental liabilities, partnership risks, litigation risks, risks associated with an investment in a professional sports franchise, and other risk factors as disclosed from time to time in Forest City’s SEC filings, including, but not limited to, Forest City’s Annual Report on Form 10-K for the fiscal year ended January 31, 2006.